EMPLOYMENT AGREEMENT


	THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of December 27, 1995 by and between AHI HEALTHCARE SYSTEMS, INC., a California corporation (the "Company"), and LUIS M. ARTIME (the "Employee") with reference to the following facts:

	A.	The Company desires to encourage the continuity of its management and secure for its benefit the skills of individuals who provide unique value to its operations;

	B.	The Company recognizes that Employee possesses certain skills and expertise which give him peculiar value to the Company, the loss of which cannot be reasonably or adequately replaced;

	C.	The Company desires to retain these skills for the benefit of the
Company and to provide Employee with compensation commensurate with such skills; and

	D.	Employee and the Company desire to enter into an employment
agreement on the terms and conditions contained herein.

	NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
BASIC EMPLOYMENT

	1.1	Employment.  The Company agrees to employ Employee, and Employee hereby agrees to be employed by the Company, to perform the duties described below for the compensation and duration specified in this Agreement, as it may be amended from time to time, subject to and upon all the terms and conditions set forth herein. This Agreement supersedes the Employment Agreement between, and previously executed by, the Company and Employee.

	1.2	Term.  The term of this Agreement shall commence as of the date of this Agreement (the "Effective Date"), and continue in full force and effect for three years and five days (i.e, until December 31, 1998) (such period of three years and five days is referred to herein as the "Initial Term" and the Initial Term combined with any extensions hereof is referred to as the "Term"), unless otherwise terminated or extended as provided herein. Each twelve (12) calendar month period during the Term shall be referred to herein as a "Contract Year." During the first five (5) months of the third Contract
Year of the Initial Term, Employee shall give written notice to the Company as to whether or not Employee desires to renew and extend this Agreement and, if so, specifying a proposed term for such renewal or extension and any other matters in this Agreement which Employee would propose to alter. After receipt of such written notice from Employee and prior to the date that is six
(6) months before the expiration of the Initial Term, the Company shall notify Employee in writing of either (i) the Company's acceptance of such renewal or extension upon such proposed terms (whereupon the Company and Employee shall prepare and enter into an amendment to this Agreement), (ii) the Company's determination not to renew or extend this Agreement, or (iii) the Company's proposed terms for an extension or renewal. If the Company selects the last alternative, the Company and Employee shall negotiate in good faith until such time as the parties agree to renew or extend this Agreement (the term of which renewal or extension is referred to as the "Renewal Term") or one of the parties determines to terminate such negotiations.

	1.3	Duties.  Employee shall hold the office of "Senior Vice President and General Counsel" and/or such other office(s) of the Company and/or its subsidiaries to which he may be elected or appointed. Employee shall perform the duties customarily incident to such office(s) including, but not limited to, preparation of and responsibility for the Company's budget for legal affairs subject to direction from the Board of Directors of the Company (the "Board"), or the Chairman of the Board or other designee of the Board. During the first Contract Year, in addition to duties as General Counsel, Employee shall continue to perform the development duties for which he was responsible as of the commencement of this Agreement. During the first Contract Year and thereafter, Employee shall assist in the transition of such responsibilities to such person or persons who are designated by the Company. During the remaining years of the Term, Employee shall serve as General Counsel and perform the duties customarily incident to such position.

	Employee shall report to the Chief Executive Officer. Employee hereby agrees to use best efforts and to devote full professional time, energy and ability in order to assure the proper and efficient performance of his work for the Company. At all times during Employee's employment hereunder, Employee shall not render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however that Employee may engage in non-profit charitable activities outside of his normal working hours. Prior approval of the Board is required in the event Employee desires to hold a position on the board of directors of any other company. During the Initial Term, Employee shall perform his duties in Miami, Florida, except for such travel required of Employee to perform his duties.

	1.4	Compensation.  The Company hereby agrees to pay Employee a base salary (the "Base Salary") at the annual rate set forth in Exhibit A, attached hereto and incorporated herein by this reference, payable in arrears in equal payments at such frequency as is the custom and practice of the Company and on at least a monthly basis. Employee's performance shall be reviewed each Contract Year by the Board or a committee or other designee of the Board. Employee's Base Salary for each Contract Year shall be subject to adjustment upwards or downwards in the determination of the Board or a committee or designee of the Board, based on the results of such performance review; provided, however that Employee's Base Salary in any Contract Year shall not be adjusted below the initial Base Salary for the Initial Contract Year as set forth in Exhibit A. Notwithstanding the foregoing, Employee's Base Salary may be adjusted in any Contract Year below the initial Base Salary for the Initial Contract Year if such decrease is made by the Company's Board on a fixed percentage basis with respect to the relevant level of management employees generally (e.g., all senior management suffers a five percent (5%) decrease in Base Salary) to help ameliorate adverse economic conditions for the Company.

	1.5	Bonus.  In addition to Base Salary, at the end of each fiscal year
Employee will be considered for a bonus in the form of cash, stock options, or stock grants ("Bonus Compensation") to be based upon Employee's and Company's performance during such fiscal year, or applicable portion thereof. The amount of and criteria for eligibility for said Bonus Compensation, if any, shall be determined in the sole and absolute discretion of the Board or a committee or other designee of the Board; provided, however, that during the Initial Term Employee shall be considered as being eligible to receive an annual cash bonus of up to twenty percent (20%) of Base Salary.

	1.6	Change of Control.  In the event Employee's employment hereunder is terminated, either by the Company without cause or by the Employee with cause, within one (1) year after, or within six months prior to, the effective date of a Change of Control, as defined below, Employee shall receive upon the effective date of such termination a lump sum payment equal to one (1) times the sum of: (i) the Base Salary in effect in the first full Contract Year immediately preceding the effective date of the Change of Control (the "Reference Year"); (ii) the total Bonus Compensation as well as any incentive awards and other forms of current cash compensation which have been received by Employee with respect to his services during the Reference Year; and (iii) the cash value of any benefits received by Employee during the Reference Year, including, but not limited to, health, life and disability insurance benefits. The term "Change of Control" shall be defined as the (i) sale or transfer of more than fifty percent (50%) of the common stock of the Company in one or a series of transactions to a single buyer or group of persons acting in concert, or (ii) sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, the term "Change of Control" shall not include any secondary public offering of the common stock of the Company or any transaction with a subsidiary or affiliate of the Company. Notwithstanding the above, in no event shall the amount payable under this
Section 1.6 include any amount that reasonably could be characterized as an "excess parachute payment," as defined in Section 280G of the Internal Revenue Code (or such successor provisions thereto as may be applicable), if such would not be allowed as a deduction to the Company by reason of Section 280G or the regulations promulgated thereunder.


	1.7	Working Conditions/ Benefits

		1.7.1	Vacation and Illness.  Employee shall be entitled to paid
vacation per Contract Year in the amount set forth on Exhibit A attached hereto. Any unused vacation days shall accrue from year to year. Employee shall further be entitled to leaves of absence and sick leave with pay in accordance with the Company's policies and procedures established from time to time, or, if there is no policy or procedure in place at any applicable time, then on the same basis as other comparable management of the Company.

		1.7.2	Benefits.  Employee shall be eligible to participate in and, if eligible,  to receive employee group medical, dental, life insurance and such other benefits made available by the Company in accordance with the
Company's policies and procedures established from time to time, or, if there is no policy or procedure in place at any applicable time, then on the same
basis as other senior management of the Company.   Employee shall be
reimbursed for the reasonable cost of legal malpractice "tail" insurance premiums during the Initial Term with respect to periods prior to the
Effective Date of this Agreement in an amount not to exceed $10,000.00.
Employee also shall be reimbursed during the Initial Term for state bar dues
(for the States of New York and Florida, and the District of Columbia) and the
costs of meeting mandatory continuing legal education requirements, if applicable.  Employee also shall be reimbursed for the cost of attending seminars which relate to health care law and developments, if such attendance is preapproved by the Company provided, however, that the Company will not unreasonably withhold such approval if the seminar is needed by Employee to meet minimum required standards commensurate with his position.

		1.7.3	Expenses.  Employee shall be entitled to reimbursement for
all approved reasonable travel and other business expenses incurred by Employee in connection with his services to the Company pursuant to the terms of this Agreement. All business expenses for which Employee seeks reimbursement from the Company shall be adequately documented by Employee in accordance with the Company's procedures covering expense reimbursement and in compliance with the regulations of the Internal Revenue Service.

		1.7.4	Facilities.  The Company shall provide Employee with a
private office, office furniture, personal computer, secretarial support, telephone, facsimile, cellular telephone, reprographic and other support services and facilities commensurate with Employee's position and applicable industry standards.




ARTICLE II
PROPRIETARY INFORMATION

	2.1	Non-Disclosure.  Employee acknowledges that, during the course and scope of his employment with the Company, Employee may gain knowledge of, have access to or have otherwise disclosed to him confidential information and materials which are of value to the Company. Employee recognizes and acknowledges that any and all confidential information and materials are made available to him only for the limited purpose of the performance of his duties as an employee. Employee agrees that, during and after the Term, Employee will regard and preserve such information and materials as strictly confidential, and, without the express prior written consent of the Company, will not directly or indirectly disclose to any third person or use for the benefit of anyone other than the Company, any and all confidential information obtained or originated by the Employee by reason of his employment.

	2.2	Confidential Information.  For purposes of this Agreement,
confidential information and materials shall include, but shall not be limited to, information, in all forms and in whatever media embodied, relating to the business of the Company, contract terms, contracting policies, sales data, sales programs, budgets, business plans, financial information, financial data, personnel or payroll information, internal business procedures, processes, techniques, methods, ideas, discoveries, developments, computer programs, access codes, information flow systems and design, information processing technologies and protocols, records, product designs, product planning, research and development data and programs, trade secrets, customer lists and related customer information, all of which is deemed confidential and/or proprietary, which Employee has encountered, become aware of, or originated in the course of or arising out of his employment with the Company (hereinafter referred to as "Confidential Information"). Confidential Information shall not include (i) information independently developed by Employee without the use of Confidential Information, and (ii) information which is or becomes publicly known through no breach of the terms of this Article.

	2.3.	Books and Records.  All business records of the Company and any and all additional correspondence, notes, files, records (including computer hardware, software, discs and printouts), books or papers relating in any manner whatsoever to the Company, or relating to or arising out of Confidential Information whether prepared by Employee or otherwise, in whatever media embodied ("Confidential Books and Records") shall be the exclusive property of the Company. Employee shall not make or retain any copies of such Confidential Books and Records without the approval of the Company. All such Confidential Books and Records, including any photographic or electronic copy or original of such records, shall be immediately returned to the Company by Employee upon termination of his employment or upon the request of the Company.

	2.4.	Inventions.  All inventions, discoveries and improvements relating in any way to the business of the Company (including but not limited to research and development, products, protocols, methods, computer programs or procedures) which are conceived, suggested or devised by Employee solely or jointly with others during the period of Employee's employment with the Company, shall be disclosed to the Company and all such inventions, discoveries and improvements shall become and remain the sole property of the Company. Employee agrees to cooperate with the Company in the execution of appropriate instruments assigning and evidencing such ownership rights.

	2.5.	Solicitation.  Employee agrees that he will not directly or
indirectly solicit the employment of any person from the Company, whether such person is an employee or independent contractor, either during the Term or for two (2) years thereafter.

	2.6.	Remedies.  Employee acknowledges and agrees that the disclosure of
Confidential Information and the breach of the provisions of this Article may give rise to irreparable injury to the Company which cannot be adequately compensated with monetary damages, and Employee further agrees that the Company may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Article and/or specific enforcement of such provisions in addition to any other legal or equitable remedies which may be available.

ARTICLE III
TERMINATION

	3.1	Termination by Company Without Cause.  The Company may terminate
Employee's employment at any time without cause by giving Employee at least ninety (90) days' prior written notice of the effective date of termination.
In the event of such termination, Employee shall be entitled to the following and the Company shall have no further liability to Employee:

		(i)	If the Company elects to enforce the Covenant Not to Compete set forth in Article IV of this Agreement, for such term as the Company may elect up to the maximum of two (2) years, Employee shall be entitled to payment for such period of time.  Company shall have the choice of paying either a lump sum payment equal to the present value of his Base Salary for such period of time that the Company has elected to enforce the Covenant Not to Compete or the full value of the Base Salary to be paid on a monthly basis
(in accordance with the Company's payroll procedures) for such period of time that the Company has elected to enforce the Covenant Not to Compete.  If
Company chooses the lump sum method of payment, the Base Salary shall be calculated as if Employee were still employed hereunder for such period, with the present value to be computed using as a discount rate the applicable federal rate under Section 1274(d) of the Internal Revenue Code.  Under either payment method and for such time as the Covenant Not to Compete shall be in effect, Employee shall also be entitled to continue to be covered by all medical, health and accident insurance at the same coverage level maintained for Employee's benefit immediately prior to the effective date of Employee's termination and shall continue to receive credit for years of service under all retirement plans of the Company where permitted by law.  In the event
Employee is ineligible to continue to be so covered, the Company shall, in its discretion, provide Employee with substantially equivalent coverage through other sources or will provide Employee with a lump sum payment equal to the value of such health or other insurance coverage; or

		(ii)	If the Company elects not to enforce the Covenant Not to
Compete and if Employee has been employed for one (1) year or more, Employee shall be entitled to a lump sum payment equal to one (1) month of Employee's then current Base Salary for every year of service hereunder, up to a maximum amount of one (1) year's Base Salary. The minimum amount payable hereunder to Employee shall be six (6) months of Employee's then current Base Salary, even if Employee would not otherwise be entitled to such amount under the formula set forth in the preceding sentence.

		(iii)	The Company shall notify Employee, in writing, of its
intention to enforce the terms of the Covenant Not To Compete and its term pursuant to subsection (i) above, (which will not exceed two (2) years in any event) no later than thirty (30) days from the effective date of termination pursuant to 3.1 hereunder. In the event the Company does not notify the Employee of its election to enforce the Covenant Not To Compete as provided hereunder, it shall be presumed that the Company has elected not to enforce such Covenant Not To Compete and the terms of subparagraph (ii) above shall be deemed to be in effect.

	3.2	Termination by Company for Cause.  The Company shall have the right to terminate Employee's employment at any time for Cause by giving Employee written notice of the effective date of termination. For purposes of this Section, "Cause" shall be defined as:

		(i)	dishonesty, fraud, misappropriation, embezzlement or other
act of material misconduct against the Company;

		(ii)	substantial and willful failure to render services in
accordance with the terms of this Agreement, provided that a reasonable demand for performance of services had been delivered to Employee by the Board or its designee or representative at least thirty (30) days prior to termination identifying the manner in which the Board believes that Employee has failed to perform (as determined by the Board) and Employee has failed to remedy such failure to perform within such thirty (30) day period;

		(iii)	willful and knowing violation of any laws, rules or
regulations of any governmental or regulatory body material to the business of the Company; or

		(iv)	conviction of or a plea of nolo contendere to a felony or a
charge or indictment of a felony, the defense of which renders Employee substantially unable to perform his services hereunder.

If the Company terminates Employee's employment for any of the reasons set forth in this Section 3.2, the Company shall have no further obligation hereunder from and after the effective date of such termination and shall have all other rights and remedies available under this Agreement, at law or in equity.

	3.3	Termination on Account of Death or Permanent Disability.  In the
event of Employee's death or Permanent Disability, as defined below, during the Term, the Company shall pay to Employee or his Designated Beneficiary, as defined below, a lump sum payment equal to one (1) time Employee's then current Base Salary. For purposes of this Agreement, the term "Permanent Disability" shall mean Employee's inability to perform his duties under this Agreement for ninety (90) consecutive days or one hundred and eighty (180) days during any twelve (12) month period due to illness, accident or other incapacity (as determined in good faith by a physician mutually acceptable to the Company and Employee) or if a physician so selected advises the Company that it is likely that Employee will be unable to perform such duties for ninety (90) consecutive days or one hundred and eighty (180) days during the succeeding twelve (12) month period. Employee, his spouse and children shall also be entitled to continue to be covered, if eligible, by all medical, health and accident insurance at the same coverage level maintained for Employee's benefit immediately prior to the date of Employee's termination (subject to continuing payment of any premiums, deductibles and copayments by the person who was the responsible party at the time of death or Permanent Disability) for a period of eighteen (18) months from the date of Employee's death or Permanent Disability. In the event of Permanent Disability, Employee shall continue to receive credit for years of service under all retirement plans of the Company where permitted by law.

	3.4	Termination by Employee for Cause.  Employee may terminate this
Agreement due to any uncured material breach by the Company of any provision of this Agreement upon written notice to the Company; provided that a reasonable demand for performance had been delivered to the Company by the Employee at least thirty (30) days prior to termination identifying the manner in which the Employee believes that the Company has failed to perform and Company has failed to remedy such failure to perform within such thirty (30) day period (or, in the case of breaches which are capable of cure but not reasonably within such thirty (30) day period, if Company has not commenced efforts to cure within such thirty (30) day period and has not thereafter continued diligently in good faith its efforts to cure until such cure has been effected). As full and complete liquidated damages in the event of such termination by Employee for Cause, Company may elect, in its sole discretion, to pay, and Employee hereby agrees to accept in full and complete satisfaction of all of Company's obligations pursuant to or in connection with this Agreement to Employee, the amounts specified under Section 3.1(i) above; provided, however, that Company shall not be entitled to enforcement of the Covenant Not to Compete under Article IV of this Agreement if there is a final and binding determination by a court or dispute resolution panel of competent jurisdiction that Company has materially breached this Agreement as alleged by Employee in the notice provided hereunder.

ARTICLE IV
COVENANT NOT TO COMPETE

	If the Employee's employment hereunder is terminated pursuant to the terms of Article III and if the Company elects to enforce the provisions of this Article by written notice to Employee, Employee hereby covenants and agrees that, for a period which shall extend from the date hereof until two
(2) years after the effective date of such termination (or such lesser period as the Company in its sole discretion may elect to continue such covenant and agreement of Employee), he will not (i) carry on within any state, province or territory of the United States of America and Canada, directly or indirectly, whether or not for compensation (as proprietor, partner, stockholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise) any business or activities involving the development, establishment, management, acquisition, financing or operation of managed care or prepaid integrated healthcare delivery systems of the nature undertaken, owned, established or operated by the Company, or through or for Company's subsidiaries and affiliates which are included with Company on its consolidated tax returns, or any other products marketed or developed by the Company (or by Company's subsidiaries and affiliates which are included with Company on its consolidated tax returns) during the course of Employee's employment hereunder; (ii) induce or attempt to induce any person who is an employee, agent or consultant of the Company to leave the employ of the Company or its successor; or (iii) permit his name to be used by, or participate in, a venture carrying on any business competitive in any respect with the Company. Employee acknowledges that any remedy at law for the breach of the foregoing covenants will be inadequate and that the Company shall be entitled to injunctive relief as well as all other remedies which may be available at law or in equity. The parties agree that nothing contained herein shall prevent Employee from making personal passive investments in publicly traded securities and obligations of other companies, including other companies which are in the same industry as the Company; provided, however, that any personal passive investments in publicly traded securities and obligations of direct competitors of the Company shall be no more than de minimis in amount and must be disclosed to the Company's Board at least semi-annually and otherwise upon request. The terms of this Article shall not apply in the event of the expiration of the Term hereof.

ARTICLE V
INDEMNIFICATION

	The Company shall indemnify Employee and hold him harmless from and against any acts or decisions made by Employee in good faith and while exercising reasonable judgment in performing services for the Company. The Company shall also obtain and maintain coverage for Employee under any insurance policy now in force or hereafter obtained during the Term covering other officers of the company against lawsuits. To the extent permitted by applicable law, the Company shall pay all expenses, including reasonable attorneys fees, actually and necessarily incurred by the Employee in connection with the defense of such act, suit or proceeding, including the cost of court settlements, provided that the Employee has not acted with gross negligence or in bad faith.

ARTICLE VI
MISCELLANEOUS

	6.1	Arbitration.  Any controversy or claim between the parties hereto arising out of or related to this Agreement or the breach thereof shall be settled by arbitration in Los Angeles County, California. The arbitration shall be conducted under the then current Commercial Rules of the American Arbitration Association ("AAA Rules"). With respect to any arbitration proceeding held hereunder, either party has the right to opt for expedited arbitration under the "AAA Rules." In addition to the powers conferred by the American Arbitration Association rules, the arbitrator shall have authority to order such other discovery as he deems appropriate for a full and fair hearing of the case. Notice of the demand for arbitration shall be served on the other party to this Agreement within thirty (30) calendar days of the event giving rise to the demand for arbitration. Any demand for arbitration relating to the termination of this Agreement or the termination of the Employee's employment must be served on the other party within thirty (30) calendar days of the date upon which the termination was effective.

	Within ten (10) days after the demand for arbitration is given, the parties shall select a single neutral arbitrator to preside over the arbitration proceeding. If the parties fail to select an arbitrator within such ten (10) day period, such arbitrator shall be chosen by a district court of competent jurisdiction. The arbitrator shall have no authority to award or assess punitive or exemplary damages against either party. The arbitrator's decision shall be final and binding and shall be made in accordance with the internal laws of the State of Florida. The award so rendered may be filed in any court having jurisdiction.

	Notwithstanding the foregoing, the parties may seek equitable relief from a court of competent jurisdiction for any breach of the confidentiality and covenant not to compete provisions herein. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

	Should an arbitration be initiated, the Company will advance to Employee, as incurred, reasonable airfare (coach class) and hotel room (not to exceed $200 per night) costs for Employee to attend the arbitration hearing in Los Angeles, California. Should the Company prevail in the arbitration, the arbitration award shall include reimbursement to the Company of all such amounts advanced by the Company. The Company, at its sole discretion, may elect upon notice to Employee to change the location of the arbitration hearing from Los Angeles, California, to Miami, Florida, in which event it shall not have any obligation to advance any airfare or hotel costs to Employee.

	6.2	Notices.  Whenever notice is to be served hereunder, service shall be made personally, by facsimile transmission, by overnight courier or by registered or certified mail, return receipt requested. All postage and other delivery charges shall be prepaid by the party sending the notice. Notice shall be effective only upon receipt by the party being served, except notice shall be deemed received 72 hours after posting by the United States Post
Office, by method described above. Confirmation of receipt of any facsimile sent must be received in order to presume that the transmission was received.
All notices shall be sent to the addresses described below unless changed by written notice pursuant to the terms of this Section:

			To the Company:
			AHI HEALTHCARE SYSTEMS, INC.
			12620 Erickson Avenue, Suite A
			Downey, CA  90241
			Attention:	Chairman of the Board
			Fax:  310-803-4373

			To Employee:
			Luis Artime, Esq.
			6550 Southwest 100th Street
			Miami, Florida  33156
			Phone: 305-666-4959


	6.3	Assignability.  The Company may assign its interest in this
Agreement to any subsidiary or affiliate of the Company or in connection with a merger or sale of all or substantially all of the assets of the Company and the provisions of this Agreement shall inure to the benefit of the successors and assigns of the Company. Employee may not assign or transfer this Agreement, it being deemed personal to Employee only; provided, however, upon Employee's death, Employee's heirs, executors and/or administrators may seek collection of any sums that may have been due Employee as of Employee's death. Subject to the above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

	6.4	Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void, or unenforceable, the remaining provisions of this Agreement and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

	6.5	Waiver.  No waiver of any term, provision or condition of this
Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

	6.6	Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original instrument and all of which together shall constitute the same instrument.

	6.7	Entire Agreement.  This Agreement, together with the Exhibits hereto and any extensions or renewals hereof, constitutes the parties' entire Agreement with respect to the subject matter hereof and supersedes all prior statements or agreements, both written and oral. This Agreement may be amended only by a writing signed by the parties.

	6.8	Governing Law.  The validity, interpretation and construction of this Agreement, and all other matters related to the Agreement, shall be interpreted and governed by the laws of the State of Florida.

	6.9	Headings.  The headings herein used are for convenience purposes only and shall not be used to construe the meaning of this Agreement in any respect.

	6.10	Deductions.  The Company shall deduct from any payment to Employee hereunder such social security insurance, federal, state and other taxes, state disability insurance and other withholdings as may be required by law.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written, by their duly authorized representatives.

WITNESSES:				                         "COMPANY"
	                                   			AHI HEALTHCARE SYSTEMS, INC.,
                                   				a California corporation

_____________________		                By:  	______________________
                                 						Leonardo Berezovsky, M.D.
                                 						Chairman of the Board and
_____________________		               	Chief Executive Officer


				                                  	"EMPLOYEE"

_____________________	                	___________________________
                                  					Luis M. Artime

_____________________

_______________________

_______________________




                              EXHIBIT "A"
                             COMPENSATION


BASE SALARY:		$200,000

VACATION:			AS SPECIFIED IN COMPANY PERSONNEL POLICIES.



L:\L96DOCS\A0001\502\ARTIMEEM.DOC( DATE February 5,1996 )